Exhibit (a)(3)

[Form of Election Confirmation when the election is made to cancel an option grant]

STOCK OPTION EXCHANGE PROGRAM

[links to Home, Webcast, Offer Document, Election Form, Q&A, Email & Question and Glossary sections of the website]

ELECTION CONFIRMATION

Thank you for using the electronic Stock Option Exchange Program Election Form. This is what you have submitted. Please print this form for your records.

Name:
User ID:
Date:

If you have made a mistake:

         -    Click the Back button on your browser

         -    Change your elections

         -    Click the Submit button again

If you have any questions, please contact OptionExchange@BroadVision.com.

[links to Home, Webcast, Offer Document, Election Form, Q&A, Email & Question and Glossary sections of the website]